UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2005

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2005, the Mohegan Tribal Gaming Authority (the “Authority”) closed a private placement under Rule 144A of the Securities Act of $250 million senior notes due 2013 and $150 million senior subordinated notes due 2015. The Authority used the net proceeds from this offering to repay amounts outstanding under its bank credit facility and to pay fees and expenses associated with the issuance.

The $250.0 million senior notes bear fixed interest payable at a rate of 6 1/8% per annum and mature on February 15, 2013. The first call date for the $250.0 million senior notes is February 15, 2009. Interest on the $250.0 million senior notes is payable semi-annually on February 15 and August 15, with the first interest payment scheduled for August 15, 2005. The $250.0 million senior notes are uncollateralized general obligations of the Authority, which are effectively subordinated to all of our existing and future senior secured indebtedness, including the bank credit facility. The $250.0 million senior notes rank equally in right of payment with the Authority’s other senior notes and 50% of the Authority’s then due and owing payment obligations under the Relinquishment Agreement, and rank senior to the remaining 50% of the Authority’s then due and owing payment obligations under the Relinquishment Agreement and the Authority’s senior subordinated notes.

The $150.0 million senior subordinated notes bear fixed interest payable at a rate of 6 7/8% per annum and mature on February 15, 2015. The first call date for the $150.0 million senior subordinated notes is February 15, 2010. Interest on the $150.0 million senior subordinated notes is payable semi-annually on February 15 and August 15, with the first interest payment scheduled for August 15, 2005. The $150.0 million senior subordinated notes are uncollateralized general obligations of the Authority and are subordinated to the bank credit facility, the Authority’s senior notes, and 50% of the Authority’s then due and owing payment obligations under the Relinquishment Agreement. The $150.0 million senior subordinated notes rank equally with the Authority’s other senior subordinated notes and the remaining 50% of the Authority’s then due and owing payment obligations under the Relinquishment Agreement.

Upon closing of the private placement, the Authority entered into indenture agreements with the trustees for the $250.0 million senior notes and the $150.0 million senior subordinated notes, which contain certain financial and non-financial covenants substantially similar to covenants in the Authority’s other senior and senior subordinated note indentures. The indenture agreements also named Mohegan Basketball Club LLC, Mohegan Commercial Ventures PA, LLC, Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P. and Northeast Concessions, L.P. as guarantors of the $250.0 million senior notes and the $150.0 million senior subordinated notes. At closing, the Authority also entered into registration rights agreements with the initial purchasers of the new notes. Under these agreements, the Authority agreed to offer to exchange the $250.0 million senior notes and the $150.0 million senior subordinated notes within 120 days of issuance for a new issue of substantially identical debt securities registered under the Securities Act of 1933, as amended. The indenture agreements and registration rights agreements described above will be filed with the Authority’s Form 10Q for the quarterly period ended December 31, 2004.

A copy of the press release announcing the closing of the private placement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This press release may also be found on the Authority’s website at www.mohegansun.com, under “About Mohegan Sun/Investor Relations/Financial News.”

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition.

On February 8, 2005, the Authority issued a press release announcing its operating results for the quarter ended December 31, 2004 and held a live conference call available to the general public addressing these results. A copy of the press release and transcript of the conference call is attached hereto as Exhibits 99.2 and 99.3, respectively. The press release, transcript and related information may also be found on the Authority’s website at www.mohegansun.com, under “About Mohegan Sun/Investor Relations/Financial News.”

The information under Item 2.02, including exhibits attached hereto, in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information under Item 2.02 in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 of this Form 8-K are incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are furnished as part of this report:

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated February 8, 2005.

99.2	Press Release of the Mohegan Tribal Gaming Authority, dated February 8, 2005.

99.3	Transcript of the Mohegan Tribal Gaming Authority Live Conference Call, dated February 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: February 14, 2005	By:	/s/ Mark F. Brown
Mark F. Brown
Chairman, Management Board